SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT


                         Pursuant to Section 13 or 15(d)
                     of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                                 April 27, 1999


                            THE HAIN FOOD GROUP, INC
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         Delaware                       0-22818                22-3240619
--------------------------------------------------------------------------------
(State or other jurisdiction         (Commission             (I.R.S. Employer
of incorporation)                    File Number)            Identification No.)



         50 Charles Lindbergh Boulevard
         Uniondale, New York                                        11553
--------------------------------------------------------------------------------
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code            (516) 237-6200
--------------------------------------------------------------------------------

Item 5.  Other Events

     On April 6, 1999, The Hain Food Group, Inc. (the "Company") announced that it had executed a merger agreement pursuant to which the Company would acquire the stock of privately held Natural Nutrition Group, Inc. ("NNG"), a manufacturer and marketer of premium natural and organic food products sold under the Health Valley(R), Breadshop's(R) and Casbah(R) brands.

     Under the terms of the merger agreement, the purchase price consists of $70 million in cash and a $10 million convertible note. Consummation of the acquisition is subject to certain conditions, including satisfaction of the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Item 7.  Financial Statements and Exhibits.

(a) Financial Statements of business acquired or to be acquired.

     (i) The audited consolidated balance sheets of NNG and Subsidiaries (formerly known as Intrepid Food Holdings, Inc.) as of December 31, 1997 and 1998, and the related audited consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998 and (ii) the related reports of independent auditors are included on pages F-1 and F-23.

(b) Pro forma financial information.

     The unaudited pro forma combined consolidated balance sheets of the Company as of December 31, 1998 and the unaudited pro forma combined consolidated statements of operations for the year ended June 30, 1998 and the six months ended December 31, 1998 are included in pages F-24 through F-35.

(c) Exhibits.

     (2.1) Agreement and Plan of Merger by and among The Hain Food Group, Inc., Hain Acquisition Corp. and Natural Nutrition Group, Inc. dated April 6, 1999.

     (4.1) Form of Convertible Note.

                          INDEX TO FINANCIAL STATEMENTS


Consolidated balance sheets of NNG and Subsidiaries (formerly known as Intrepid Food Holdings, Inc.) as of December 31, 1997 and 1998 and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the three years in the period ended December 31, 1998 (audited)

     Independent Auditor's Report.......................................F-1
     Consolidated balance sheets........................................F-2
     Consolidated statements of operations..............................F-4
     Consolidated statements of stockholders'
           deficit......................................................F-5
     Consolidated statements of cash flows..............................F-6
     Notes to consolidated financial statements.........................F-8

Pro Forma Combined Consolidated Financial Information (unaudited)

     Pro forma combined consolidated balance sheets as of
       December 31, 1998 ..............................................F-25
     Pro forma combined consolidated statement of operations for the year ended June 30, 1998 .......................................F-28
     Pro forma combined consolidated statement of operations for the six months ended December 31, 1998 .............................F-32
     Notes to pro forma combined consolidated financial information....F-33

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Natural Nutrition Group, Inc. and subsidiaries
(formerly known as Intrepid Food Holdings, Inc.)


We have audited the accompanying balance sheets of Natural Nutrition Group, Inc. and subsidiaries (formerly known as Intrepid Food Holdings, Inc.) (the Company) as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Natural Nutrition Group, Inc. and subsidiaries (formerly known as Intrepid Food Holdings, Inc.) as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

February 18, 1999, except for Note 7,
  as to which the date is March 30, 1999

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1998
(Dollars in thousands, except share data)

                                                       1997           1998

ASSETS

CURRENT ASSETS:
Cash                                                  $    1           $    7
Accounts receivable, net of allowance for
doubtful accounts of $75 (1997)
   and $60 (1998)
                                                       4,009            3,117
Other receivables                                        187               66
Inventories (Note 4)                                   5,278            5,870
Deferred income taxes (Note 3)                         2,188               --
Prepaid expenses and other current assets                376              869
                                                      ------           ------

   Total current assets                               12,039            9,929

PLANT AND EQUIPMENT, net (Note 5)                     23,358           16,908

INTANGIBLE AND OTHER ASSETS, net (Note 6)             14,815           14,760
                                                      ------           ------

                                                     $50,212          $41,597
                                                     =======          =======
                                      F-2
See accompanying notes to
consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 1997 AND 1998 (Continued)
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                            1997       998

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank overdraft                                             $1,315       $  452
Accounts payable                                            1,474        5,635
Accrued liabilities (Note 13)                               3,878        6,386
Current portion of long-term debt (Note 7)                  3,025        1,943
                                                           ------       ------
   Total current liabilities                                9,692       14,416

LONG-TERM LIABILITIES:
Long-term debt, net of current portion
  (Note 7)                                                 18,835       17,131
Deferred income taxes (Note 3)                              1,048            -
Other accrued expenses                                        251           63
                                                           ------       ------
   Total long-term liabilities                             20,134       17,194

COMMITMENTS AND CONTINGENCIES (Note 8)

MANDATORY REDEMPTION SERIES A PREFERRED STOCK at
     redemption value including cumulative
     dividends in arrears of $3,412 and $5,710 in
     December 31, 1997 and 1998, respectively;
     19,567 shares outstanding in December 31,
     1997 and 1998, respectively (Note 9)                  22,979       25,277

STOCKHOLDERS' DEFICIT:

Preferred stock, $.001 par value, 2,000,000 shares authorized, no shares issued and outstanding

Common stock, $.001 par value; 65,000 shares
     authorized at December 31, 1997 and
     50,000,000 shares authorized at December 31,
     1998; 4,156,664 shares issued and outstanding
     at December 31, 1997 and 1998, respectively                4            4
Additional paid-in-capital                                  1,429        1,429
Accumulated deficit                                        (4,026)     (16,723)
                                                          -------      -------

   Total stockholders' deficit                             (2,593)     (15,290)
                                                          -------      -------
                                                          $50,212      $41,597
                                                          =======      =======


                                      F-3
See accompanying notes to
consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                             1996              1997              1998

NET SALES                                                                   $39,942          $67,898              $67,420

COST OF SALES:
Recurring                                                                    27,180           42,370               42,293
Restructuring                                                                   -                -                    376
                                                                            -------          -------               ------

GROSS PROFIT                                                                 12,762           25,528               24,751

OPERATING EXPENSES:
Marketing, selling, and distribution                                          7,177           17,366               19,116
General and administrative                                                    5,148            5,759                5,352
Restructuring and other charges (Note 10)                                       -                -                  7,673
                                                                            -------          -------               ------

   Total operating expenses                                                  12,325           23,125               32,141
                                                                             ------           ------               ------

OPERATING INCOME (LOSS)                                                         437            2,403               (7,390)

INTEREST EXPENSE                                                              1,052            1,911                1,733
                                                                             ------           ------               ------

(LOSS) INCOME BEFORE INCOME TAX PROVISION                                      (615)             492               (9,123)

INCOME TAX PROVISION (Note 3)                                                    13              387                1,276
                                                                            -------          -------              -------

NET (LOSS) INCOME                                                           $  (628)         $   105             $(10,399)
                                                                            ========         =======             ========


                                       F-4


See accompanying notes to
consolidated financial statements.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                          Additional                              Total
                                                                           paid-in         Accumulated        stockholders'
                                              Common Stock                 capital           deficit             deficit
                                         Shares           Amount

BALANCE,
   December 31, 1995                    1,450,000              $2               $498              $(91)           $    409

Issuance of common stock on
   April 12, 1996                       2,416,664               2                831                                   833

Preferred dividend (Note 9)                     -               -                  -            (1,330)             (1,330)
Net Loss                                        -               -                  -              (628)               (628)
                                          -------          ------            -------          ---------          ----------
BALANCE,
   December 31, 1996                    3,866,664               4              1,329            (2,049)               (716)

Issuance of common stock on
January 28, 1997                          290,000               -                100                 -                 100

Preferred dividend (Note 9)                                                                     (2,082)             (2,082)
Net Income                                      -               -                  -               105                 105
                                          -------          ------            -------           -------            --------
BALANCE
   December 31, 1997                    4,156,664               4              1,429            (4,026)             (2,593)
Preferred dividend (Note 9)                     -               -                  -            (2,298)             (2,298)

Net loss                                        -               -                  -           (10,399)            (10,399)
                                          -------          ------            -------           -------            ---------
BALANCE
   December 31, 1998                    4,156,664              $4             $1,429          $(16,723)           $(15,290)
                                        =========          ======          =========          ========            ========


                                      F-5

See accompanying notes to
consolidated financial statements.


NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                              1996               1997             1998
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income                                                          $   (628)         $    105           $(10,399)
Adjustments to reconcile net (loss) income to net
  cash provided by operating
   activities:
   Depreciation and amortization                                              2,344             3,445              3,541
   Write-off of plant and equipment                                               -                 -              4,179
   Write-off of inventories                                                       -                 -                376
   Noncash litigation settlement                                                  -                 -              2,029
   Deferred income taxes                                                       (187)              499              1,140
   Gain on sale of plant and equipment                                          (31)              (24)               (32)
   Effect on cash of changes in operating assets and
     liabilities:
     Accounts receivable, net                                                   634              (243)               892
     Inventories, net                                                          (333)             (292)              (968)
     Prepaid expenses and other current
     assets                                                                     972               224               (372)
     Accounts payable                                                        (1,061)             (610)             3,298
     Accrued liabilities                                                        602            (2,836)               291
                                                                            -------          ---------            ------

      Net cash provided by operating activities                               2,312               268              3,975

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of plant and equipment                                                 (62)             (446)              (618)
Acquisitions, net of cash
   acquired                                                                 (43,592)                -                  -
Proceeds from sale of plant and equipment                                        31               390                110
Decrease (increase) in intangible and other assets                              424              (801)              (675)
                                                                            -------          --------           --------

   Net cash used in investing activities                                    (43,199)             (857)            (1,183)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from revolving line of credit
                                                                              2,356             3,250                239
Proceeds from long-term debt                                                 19,012                 -                   -
Principal payments on long-term debt                                           (690)           (3,448)            (3,025)
Issuance of common stock                                                        833                51                  -
Issuance of mandatory redemption
   preferred stock                                                           18,667               424                  -
                                                                             ------          --------            -------

                                      F-6



NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(formerly known as Intrepid Food Holdings, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998 (Continued)
---------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands, except share data)

                                                                           1996              1997             1998

   Net cash provided by (used in) financing activities                        40,178               277           (2,786)
                                                                              ------          --------          --------

NET (DECREASE) INCREASE IN CASH                                                 (709)             (312)               6

CASH, beginning of period                                                   $  1,022          $    313           $     1
                                                                            --------          --------           -------

CASH, end of period                                                         $    313          $      1           $     7
                                                                            ========          ========           =======

SUPPLEMENTAL INFORMATION Cash paid during the year for:
     Interest                                                               $  1,886          $    978           $ 1,651
                                                                            ========          ========           =======
     Income taxes                                                           $    406          $      4           $     4
                                                                            ========          ========           =======

  SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
  Issuance of preferred and common stock in exchange for debt               $      -          $    525           $     -
                                                                            ========          ========           =======
  Mandatory accrued preferred dividends                                     $  1,330          $  2,082           $ 2,298
                                                                            ========          ========           =======

  Purchase of acquisitions, net of cash acquired:
   April 15, 1996 acquisition of Health
   Valley Company:
     Fair value of assets                                                   $ 43,462
     Goodwill                                                                  4,902
     Liabilities assumed                                                     (14,025)
                                                                           ---------

         Net cash used to acquire business                                    34,339

October 31, 1996 acquisition of The Breadshop:
     Fair value of assets                                                      2,472
     Trademarks                                                                5,493
     Goodwill                                                                  3,519
     Liabilities assumed                                                      (2,231)
                                                                           ---------

         Net cash used to acquire business                                     9,253
                                                                            --------

         Net cash used to acquire businesses                                $ 43,592
                                                                            ========

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

1.   ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization - Natural Nutritional Group, Inc. (formerly known as Intrepid Food Holdings, Inc.) (NNG) was incorporated in the State of Delaware in October 1995 to acquire and develop natural and organic food companies. In April 1996, NNG acquired the outstanding capital stock of Health Valley Foods, Inc. and Health Valley Manufacturing Company (Predecessor Company). In October 1996, NNG acquired The Breadshop, Inc. (Breadshop) (Note 2).

     NNG is a manufacturer and marketer of premium natural and organic food products in the United States. NNG markets (i) breakfast cereals and granolas, (ii) granola bars, cereal bars, cookies, crackers and other baked goods and (iii) canned and instant soups and chilies, as well as other food products, primarily under its Health Valley(R) and Breadshop(R) brands.

     Basis of Presentation - The accompanying consolidated statements of operations and cash flow include the combined activities of NNG and its subsidiaries from the dates of acquisition. Certain amounts in the 1996 financial statements have been reclassified to conform with the 1997 and 1998 presentations.

     Principles of Consolidation - The accompanying consolidated financial statements include the accounts and operations of NNG and its subsidiaries (the Company). All material intercompany balances and transactions have been eliminated.

     Stock Split - During 1998, the Company effected a 290-for-1 stock split of its common stock in connection with an initial public offering which did not become effective. All share and per share amounts included in the accompanying consolidated financial statements and footnotes have been restated to reflect the stock split.

     Inventories - Inventories are valued at the lower of first-in, first-out cost (FIFO) or market value.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

     Plant and Equipment - Plant and equipment, including capitalized lease assets, are stated at cost. Depreciation is provided for on the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is based on the lesser of their estimated useful lives or the terms of the related leases and is calculated using the straight-line method. Useful lives are as follows:

          Machinery and equipment                        3 to 20 years
          Furniture and fixtures                         3 to 14 years
          Leasehold improvements                         5 to 10 years

     Repairs and maintenance are expensed as incurred, whereas significant improvements, which materially increase values or extend useful lives, are capitalized and depreciated over the estimated useful lives of the related assets. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Gains or losses resulting from the disposal of assets are charged or credited to operations as incurred.

     Fair Value of Financial Instruments - The carrying values of accounts receivable and accounts payable approximate fair value due to the short maturities of such instruments. The carrying values of term loans approximate fair value due to the fact that they are based on variable interest rates.

     Revenue Recognition - The Company records revenue at the time the related products are shipped to the customer.

     Customer Concentration - The Company had significant sales to a significant distributor who accounted for 14% of revenue for the fiscal year ended December 31, 1996. The Company also had significant sales to two individual distributors who accounted for 14% and 13% of revenue for the fiscal year ended December 31, 1997, and 17% and 22% of revenue for the fiscal year ended December 31, 1998. Given the significant amount of revenues derived from certain customers, collectibility issues arising from financial difficulties of any of these customers or the loss of any such customers

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


     could have a material adverse effect on the Company's business.

     Vendor Concentration - The Company also utilizes a single contract manufacturer for the production of canned soups and chilis, which accounted for approximately 25% of revenues for each of the two years ended December 31, 1996 and 1997 and 23% of revenues for the year ending December 31, 1998. The inability of the contract manufacturer to supply the Company with sufficient product quantities in a timely manner could have a material adverse effect until alternate sources could be identified or developed.

     Use of Estimates - The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Long-Lived Assets - In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, the Company periodically evaluates the recoverability of the net carrying value of plant and equipment and intangible assets using current and anticipated net income and undiscounted cash flows, and, if necessary, an impairment is recorded. During 1998, the Company recorded $1,656 to reflect the impairments of plant and equipment and $476 to writedown the values of assets held for sale to net realizable values. These charges are included in restructuring and other charges in the accompanying consolidated financial statements. The carrying values of the assets written down to net realizable values were approximately $2,545 at December 31, 1998. The Company also wrote off $2,047 of leasehold improvements related to vacated warehouse facilities (Notes 5 and 10).

     Intangible and Other Assets - The excess of purchase price over the fair value of net assets acquired, as well as

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

     trademarks related to the Breadshop acquisition, are included in intangible and other assets and are being amortized on a straight-line basis over a 40-year period. Accumulated amortization of intangibles amounted to $113, $499 and $1,229 at December 31, 1996, 1997 and 1998, respectively.

     In 1997, the Company undertook a program to update its packaging designs. Costs of $420 and $782, associated with development of new packaging designs, were capitalized during 1997 and 1998, respectively, and are being amortized over three years, beginning with related product shipments.

     Comprehensive Income - The Company adopted SFAS No. 130, Reporting Comprehensive Income, on January 1, 1998. SFAS No. 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any comprehensive income components requiring separate disclosure.

     Stock-Based Compensation - The Financial Accounting Standards Board's SFAS No. 123, Accounting for Stock-Based Compensation, requires expanded disclosures of stock-based compensation arrangements with employees. The standard defines a fair value method of accounting for stock options and other equity instruments. Under the fair value method, compensation cost is measured at the grant date based on the fair value of the award and is recognized over the service period, which is usually the vesting period. As permitted by the SFAS No. 123, the Company has elected to continue to account for such transactions under Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and discloses, in a note to the financial statements, pro forma net income and earnings per share as if the Company had applied the fair value method of accounting. The Company will continue to use APB Opinion No. 25 for measurement and recognition of employee stock-based transactions.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

2.   ACQUISITIONS

     On April 15, 1996, pursuant to a stock purchase agreement, NNG acquired all of the outstanding capital stock of the Predecessor Company for $34,339, in cash, including $2,339 in transaction costs. Additionally, pursuant to the stock purchase agreement, the former owner was granted an option to purchase 100 shares of common stock of Health Valley at $22,222.22 per share. During 1997, this option was terminated and a new option was issued. The new option enables the former owner to purchase 406,000 shares of NNG common stock at $.34 per share, and up to an unspecified number of shares of Series A preferred stock at $1,000 per share to be determined based on the number of shares of Series A preferred stock redeemed prior to the exercise of such option.

     The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $4,903 of cost in excess of the fair value of net assets acquired. This goodwill is being amortized on a straight-line basis over 40 years. Health Valley results of operations have been included in the accompanying financial statements from the date of acquisition.

     On October 31, 1996, the Company completed its acquisition of all of the outstanding capital stock of Breadshop for $9,253 in cash, including $502 in transaction costs. The acquisition was accounted for using the purchase method. Accordingly, the purchase price was allocated to assets acquired based on their estimated fair values. This treatment resulted in approximately $3,519 of cost in excess of the fair value of net assets acquired as of October 31, 1996, and a trademark valuation of $5,493. These amounts are being amortized on a straight-line basis over 40 years. Breadshop's results have been included in the accompanying consolidated financial statements from the date of acquisition. The results of the Company, had Breadshop been acquired as of April 15, 1996 and included in the accompanying financial statements, would be as follows:

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)

           Revenue                                    $45,969
           Net loss                                   $  (779)

3.   INCOME TAXES

     In accordance with SFAS No. 109, Accounting for Income Taxes, deferred tax assets and deferred tax liabilities reflect the tax consequences in future years of differences between the income tax bases of assets and liabilities and the corresponding bases used for financial reporting purposes. Measurement of the deferred items is based on enacted tax laws. In the event the future consequences of differences between financial reporting bases and tax bases of the Company's assets and liabilities result in a deferred tax asset, SFAS No. 109 requires an evaluation of the probability of being able to realize the future benefits indicated by such asset. A valuation allowance related to a deferred tax asset is recorded when it is more likely than not that some portion or all of the deferred tax asset will not be realized. The Predecessor Company's income tax benefit for the period January 1, 1996 to April 15, 1996 reflects the future income tax benefit expected to be realized.

         Components of the income tax expense are as follows at December 31:

                                               1996                1997                1998
        Current:
           Federal                           $     86            $    -             $   131
           State                                   11                 3                   5
           Other                                    -              (115)               _   _
                                              -------            -------             -------
                                                   97              (112)                136
        Deferred:
           Federal                               (225)              535              (3,413)
           State                                  141               (36)               (333)
                                              -------            -------             -------

                                                 (84)               499              (3,746)
        Change in valuation allowance               -                 -_              4,886_
                                              -------            -------             -------

                                              $    13            $  387             $ 1,276
                                              =======            ======             =======

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


         Major components of the Company's net deferred taxes at December 31, 1997 and 1998 are as follows:

                                                     1997                1998

        Net operating loss carryforwards            $2,172              $6,126
        Accruals                                       197               1,320
        Reserves                                       359                 760
        Basis difference in acquired assets         (1,198)             (1,477)
        Depreciation and amortization                 (787)             (2,007)
        AMT credit and carryforwards                    80                  84
        Capitalization of inventory costs               63                  80
        Other, including state taxes                   254                   -
                                                    ------              ------

                                                     1,140               4,886
        Valuation allowance                             -               (4,886)
                                                   -------              ------

        Net deferred tax asset (liability)          $1,140             $     -
                                                    ======             =======


         At December 31, 1998, the Company has available net operating loss
         (NOL) carryforwards of approximately $15,150 and $9,313, for federal and California income taxes, respectively. These NOLs will begin to expire in the Years 2010 and 2000, respectively. The Internal Revenue Code of 1986, as amended, contains provisions that may limit the Company's utilization of its NOL carryforward because of the change in ownership of the Company's stock. The limitation, if any, applies to NOL generated prior to the change in ownership (prior to April 15, 1996). Management believes that the limitations, if any, do not have a material impact on the Company's ability to utilize such net operating losses to offset future earnings.

         Based on the Company's assessment of future realizability of its deferred tax assets, a valuation allowance has been provided, primarily related to net operating loss carryforwards, as it is more likely than not that sufficient taxable

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


     income will not be generated to realize these temporary differences.

     In connection with the acquisition of the Predecessor Company and Breadshop by the Company, a tax liability was recorded to reflect the increase in book basis over tax basis for tax basis for such net assets acquired. Such amount is included in noncurrent deferred liabilities in 1997.

4.   INVENTORIES

     Inventories consist of the following:

                                    1997              1998

        Raw materials               $2,457             $2,622
        Work-in-progress               237                167
        Finished goods               2,584              3,081
                                    ------             ------

                                    $5,278             $5,870
                                    ======             ======

5.   PLANT AND EQUIPMENT

     Plant and equipment consists of the following:

                                           1997               1998

        Machinery and equipment           $15,135              $13,715
        Leasehold improvements              8,994                6,521
        Furniture and fixtures              2,074                2,211
        Assets not in use                   2,437                2,006
                                          -------              -------

                                           28,640               24,453
        Less accumulated depreciation      (5,282)              (7,545)
                                          -------              -------

                                          $23,358              $16,908
                                          =======              =======

     Equipment held for sale as of December 31, 1997 and 1998, is included in assets not in use. These properties are classified as noncurrent assets and are carried at the lower of cost or net realizable values of $1,821 and $1,345 at December 31, 1997 and 1998, respectively. During 1998, the
     Com-

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)


     pany recorded approximately $476 to adjust the carrying values of these assets to estimated net realizable values (Note 1).

6.   INTANGIBLE AND OTHER ASSETS

     Intangible and other assets consist of the following:

                                          1997               1998

        Goodwill                          $8,881             $8,881
        Trademarks                         5,493              5,493
        Other                                940              1,615
                                          ------             ------

                                          15,314             15,989
        Less accumulated amortization       (499)            (1,229)
                                          ------             ------

                                         $14,815            $14,760
                                         =======            =======

7.   LONG-TERM DEBT

     Debt consists of the following at December 31:

                                              1997                1998

        Revolving line of credit            $4,732                $4,971
        Term Loan A                         10,700                 9,050
        Term Loan B                          5,930                 4,910
        Other                                  498                   143
                                            ------                ------

                                            21,860                19,074
        Less current portion                (3,025)               (1,943)
                                            ------                ------

                                           $18,835               $17,131
                                           =======               =======


     As of December 31, 1998, the Company's bank credit agreement consisted of a $6,500 revolving line of credit facility, and two term loan facilities. All of the borrowings were collateralized by substantially all of the assets of the Company's wholly owned subsidiary. Effective December 31, 1998, the interest rate on the revolving line of credit was

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     8%, the interest rate on Term Loan A was 7.81%, and the interest rate on Term Loan B was 7.76%. The revolving line of credit facility limited the Company's borrowing, based on eligible balances of receivables and inventories. The maximum credit available was $3,680, $4,844 and $5,231 as of December 31, 1996, 1997 and 1998, respectively. At December 31, 1998, the Company was in violation of certain ratio covenants, and on March 30, 1999, obtained a waiver from the lender through April 30, 1999.

     On January 12, 1999, in conjunction with the acquisition of Sahara Natural Foods, Inc. (Note 15), the Company's bank agreement was amended. The amended agreement included the establishment of a single-term loan, the principal amount of which was increased by $2,500 to $16,460 and, the availability on the revolving credit facility was increased by $1,000 to $7,500.

     The new term loan matures January 15, 2004 and the amended revolving credit facility matures January 15, 2002. The new term loan requires quarterly principal payments, which commence on March 31, 1999, and end December 31, 2003, in increasing amounts, beginning at $450 and ending at $1,018. All of these borrowings are collateralized by substantially all of the assets of the Company's wholly owned subsidiary.

     Interest on the borrowings under these agreements are at varying rates based, at the Company's option, on the bank's prime rate plus .25% per annum, or the London Interbank Offered Rate (LIBOR) plus 2.5% per annum. The borrowings at prime rates have daily terms, while the LIBOR borrowings have terms of one to six months. Interest payments are made at the end of each quarter for prime rate borrowings, and the end of each respective period for LIBOR borrowings. The Company pays an annual commitment fee of .375% on the unused portion of the revolving credit facility.

     The long-term debt agreement contains various restrictive covenants which include a prohibition on payment of dividends, specified minimum net worth and current ratio levels, and specific limitations on leverage ratios and capital expenditure amounts. The agreement also contains a mandatory

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     requirement to make accelerated payments on the term debt in the event of
     (i) a significant sale or disposition of fixed assets or (ii) of excess cash flow (as defined) being generated in a fiscal year. The revolving line of credit facility limits the Company's borrowing, based on eligible balances of receivables and inventories.

     Other debt includes notes payable to a financing company, with underlying fixed assets as collateral, payable in monthly installments ranging from $2 to $8, bearing interest rates of 9.64% to 11.81%, and maturing at various dates through July 2000.

     The scheduled repayments of debt, incorporating the amended credit agreement are as follows:

         1999                                          $ 1,943
         2000                                            2,800
         2001                                            3,820
         2002                                            8,941
         2003                                            4,070
                                                       -------

                                                       $21,574
                                                       =======


8.   COMMITMENTS AND CONTINGENCIES

     Operating Leases - The Company leases its facilities under the terms of operating leases. These leases are for terms of five years. During 1998, the Company exercised its option to renew the lease for a five-year term commencing October 1, 1998. However, the monthly rental amount is currently being determined in accordance with the terms of the lease. Currently, the Company is paying a monthly rental of $75. Rent expense related to these leases amounted to $812, $1,147, and $1,132 for the years ended December 31, 1996, 1997 and 1998, respectively.

     Contingencies - The Company is a party to various legal proceedings arising from the normal course of operations, including litigation relating to claims alleging misrepresentation in connection with the Predecessor Company's prac-

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     tices regarding the packaging of certain of its canned products. During 1998, the Company reached a tentative settlement relating to the packaging claims. At December 31, 1998, approximately $2,415 is accrued for the packaging litigation based on the terms of a settlement agreement. Although the ultimate disposition of other proceedings is not determinable, management, based on advice of legal counsel, does not believe that adverse determinations in any or all of such proceedings will have a material adverse effect on the Company's financial position, results of operations, and cash flows.

9.   MANDATORY REDEMPTION 10% PREFERRED STOCK

     The Company's Series A preferred stock has a mandatory redemption value of $9,783 on each of the seventh and eighth anniversary dates from the original issuance or April 12, 2003 and 2004, respectively, plus any accrued but unpaid dividends. Dividends on the Series A preferred stock are cumulative and accrue at a 10% annual rate based on a redemption value of $1,000 per share. In the event of liquidation, dissolution, qualifying sale, or merger of the Company, each holder of Series A preferred stock has a liquidation preference equal to $1,000 per share plus any accrued but unpaid dividends. Subject to certain limitations, the Company, at its option, may redeem all or part of the outstanding shares of Series A preferred stock at the redemption value plus all accrued but unpaid dividends. During fiscal year 1997, the Company issued 900 shares of Series A preferred stock, liquidation value of $1,000 per share, as repayment for $900 of debt. As the Series A preferred stock has characteristics similar to debt instruments, the balance of preferred shares have been classified above shareholders' equity in the financial statements.

10.  RESTRUCTURING AND OTHER CHARGES

     During 1998, the Company recorded a $8,049 charge to operations reflecting its decision to restructure certain operations of the Company in light of revisions in its business strategies, and for other nonrecurring charges. Approximately $4,814 was recorded as a restructuring charge com-

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     prised of the following components (i) a $2,047 noncash charge for the write-off of the leasehold improvements in the Company's distribution warehouse as a result of the Company's decision to outsource this function and not renew the lease on the warehouse, (ii) a $1,656 noncash charge for the writedown to net realizable value of certain manufacturing assets whose values have been impaired by the Company's revised product offering and
     (iii) a $1,111 charge for the writedown and buyback of inventories resulting from the Company's decision to accelerate the introduction of new products and packaging. Other nonrecurring charges of $3,235 consists of
     (iv) a $476 noncash charge for the writedown to net realizable value of certain assets which the Company is holding for sale, (v) approximately $730 of costs incurred by the Company for an initial public offering which did not become effective and, (vi) net litigation settlement expenses of $2,029 (Note 8).

11.  RETIREMENT PLANS

     The Company maintains a defined contribution retirement plan (401(k) Savings Plan) (the Plan) that covers all eligible employees who elect to participate. Employees may contribute between 1% and 15% of their earnings under the Plan, subject to annual limits set by the Internal Revenue Service. The Company matches 50% of the participant's contributions, up to 3% of each participant's earnings. In addition, the Company is able to make additional discretionary contributions. The Company's contributions for the periods ended December 31, 1996, 1997 and 1998, were $103, $110 and $120, respectively.

12.  RELATED-PARTY TRANSACTIONS

     Frontenac Company, a private equity firm and the general partner of Frontenac VI Limited Partnership, provides consulting and financial services to the Company. Such services include, but are not limited to, addressing issues related to strategic direction, long-term growth, acquisitions and divestitures, executive recruitment, and new financings. Two directors of the Company are affiliates of Frontenac Company.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     Fees paid by the Company to Frontenac Company in 1996 include a $395 transaction fee related to the Health Valley acquisition and a $100 transaction fee related to the Breadshop acquisition. During 1996, in conjunction with the Breadshop acquisition, the Company entered into a 10% Convertible Promissory note in the amount of $1,000 which was due to Frontenac VI Limited Partnership. This note and the related interest was satisfied on January 31, 1997, through a cash payment of $500 and an issuance of stock valued at $525. Expenses incurred by the Company from Frontenac Company for the years ended December 31, 1996, 1997 and 1998 include Board of Directors fees of $83, $88 and $41, respectively. Management believes that the charges incurred in these transactions were substantially the same as charges which would have been incurred had similar services been provided by unrelated parties.

13.  ACCRUED LIABILITIES

     Accrued liabilities consist of the following:

                                                  1997               1998
        Accrued salaries, vacation, and
          related benefits                        $  897            $ 1,038
        Accrued packaging litigation (Note 8)        412              2,415
        Accrued acquisition expenses               1,348                615
        Other accrued liabilities                  1,221              2,318
                                                  ------             ------

                                                  $3,878             $6,386
                                                  ======             ======


14.  STOCK OPTIONS

     In January 1997, the Company amended the Management Option Agreement (Option Agreement) with its Chairman and President. The Option Agreement granted options to purchase 96,570 common shares at increasing option prices in excess of the fair value ($.34 per share) of the stock at the grant date. The options become fully vested and exercisable on the earlier of: (1) a qualified public offering or approved sale or (2) on the third anniversary from the date of grant.

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     The Option Agreement also contains certain antidilution provisions.

     In March 1997, the Company adopted the 1997 Stock Option Plan (the Option
     Plan) to provide for and formalize the grant of stock options to key employees. In connection with the adoption of the Option Plan, the Company formalized the grant of options for 212,280 shares at $.34 per share to key employees. These options vest one third on the first anniversary date of employment subsequent to the date of grant and one-third on each of the two subsequent anniversary dates. Options granted under the Plan will become fully vested in the event of a fundamental change or stock sale (as defined within the Plan) of the Company.

     At December 31, 1998, 129,920 options were vested and exercisable having a weighted average exercise price of $.34 per share. During fiscal year 1998, 10,150 options were granted, no options were exercised and 9,280 options were forfeited.

     The Company applies APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations in accounting for the Plan. No compensation cost has been recognized for the Plan. Had compensation cost for the Company's plan been determined based on the fair value at the grant date for awards under those plans consistent with the method of SFAS No. 123, the Company's net income would have decreased by the pro forma amounts indicated below:

                                                  December 31,
                                             1997               1998
        Net income (loss):
           As reported                       $ 105            $(10,399)
           Pro forma                         $ 101            $(10,403)

     The fair value of stock options formalized in 1997 and 1998 had a weighted average fair value of $.34 per share at December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model, with the following assumptions used for grants in 1997 and 1998; dividend yield of 0% for all grants

NATURAL NUTRITION GROUP, INC. AND SUBSIDIARIES
(Formerly known as Intrepid Food Holdings, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998
-------------------------------------------------------------------------------
(Dollars in thousands, except share data)



     risk-free rate of 5.5% in 1998 and 6.68% in 1997; expected life of three years in 1997 and 1998. Volatility of 0% was used (as the Company is not a public entity). Forfeitures are recognized as they occur.

15.  SUBSEQUENT EVENTS (UNAUDITED)

     Acquisition - On January 12, 1999, the Company acquired Sahara Natural Foods, Inc. (Sahara) a California corporation engaged in the manufacture and distribution of natural and organic food products. Under the terms of the acquisition, to be accounted for as a purchase, the Company acquired all of Sahara's common stock for an initial purchase price of $6,700, consisting of a combination of cash and a $400 convertible and an $800 nonconvertible promissory note. The purchase price is subject to a post-closing adjustment based on working capital.

     Amendment of Certificate of Incorporation and By-Laws - In February 1999, the Company approved a third amendment (the third amendment) to its Certificate of Incorporation and approved a reverse 1-for-290 split of each outstanding share of common stock. Effective upon the filing of the third amendment, the Company will have the authority to issue 65,000 shares of common stock at a $.001 per share par value and 35,000 shares of preferred stock at a $.001 per share par value. The 35,000 shares of the preferred stock will be designated "Series A preferred stock."

         UNAUDITED PRO FORMA COMBINED CONSOLIDATED FINANCIAL STATEMENTS


         The following unaudited pro forma combined consolidated financial statements are presented to give effect to the purchase agreement and the anticipated acquisition of Natural Nutrition Group, Inc. ("NNG") under the purchase method of accounting. In addition, the pro forma combined consolidated financial statements are presented to also include the historical and pro forma adjusted information of Sahara Natural Foods, Inc. ("Sahara"), which NNG acquired on January 12, 1999 under the purchase method of accounting (collectively, the Company's acquisition of NNG and the NNG acquisition of Sahara, are referred to as the "NNG Acquisition"). The balance sheet assumes that the NNG Acquisition had been consummated on December 31, 1998. The statement of operations for the year ended June 30, 1998, assumes that the NNG Acquisition, the July 1, 1998 acquisition of Arrowhead, Terra and Garden of Eatin' (collectively, the "Acquired Companies") and the October 14, 1997 acquisition of Westbrae Natural, Inc. ("Westbrae") had been consummated on July 1, 1997. The statement of operations for the six months ended December 31, 1998 assumes that the NNG Acquisition had been consummated at July 1, 1998. Hain management anticipates that it will be able to achieve significant cost synergies and savings as a result of the NNG Acquisition. However, in accordance with the rules for presentation of pro forma financial information, no effect to such cost savings has been included herein. In addition, the NNG historical results include certain restructuring and other nonrecurring charges for the year ended June 30, 1998 and six months ended December 31, 1998 that are not expected to continue following the NNG Acquisition. The pro forma financial statements are not necessarily indicative of the results of operations or the financial position which would have occurred had the NNG Acquisition, the Acquired Companies acquisition and the Westbrae acquisition been consummated at such times, nor are they necessarily indicative of future results of operations or financial position. The unaudited pro forma combined consolidated financial statements should be read in conjunction with the historical consolidated financial statements of Hain, including the notes thereto, incorporated by reference herein and the financial statements of NNG, included herein, and the Acquired Companies, incorporated by reference herein, including the notes thereto.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
                  PRO FORMA COMBINED CONSOLIDATED BALANCE SHEET
                                December 31, 1998
                                 (in thousands)
                                   (Unaudited)

                                                                                      Pro
                                                                         Sahara      Forma         Pro Forma     Pro Forma
                                                                      Acquisition     NNG         as Adjusted   as Adjusted
                                         Historical                    Pro Forma     Sahara      for Companies    for NNG
                                  Hain          NNG       Sahara      Adjustments   Combined       Acquired     Acquisition
                               ------------ ------------- --------    ------------- ---------    -------------- -------------
                                                                        (Note 1)                   (Note 2)
ASSETS
Current assets:
  Cash.....................    $    471      $    7        $   43      $2,500(a)     $2,550       $(2,500)(b)   $    521
  Trade accounts receivable,
    net....................      18,714       3,183           497                     3,680                       22,394
  Inventories..............      18,691       5,870           722                     6,592                       25,283
  Other current assets.....       3,024         869            25                       894                        3,918
                               ------------ ------------- --------    ------------- ---------    -------------- -------------

    Total current assets...      40,900       9,929         1,287       2,500        13,716        (2,500)        52,116
Property and equipment, net       7,601      16,908           247                    17,155                       24,756
Goodwill and other intangible
  assets, net .............     130,043       8,381                     6,140(c)     14,521       (14,521)(a)    188,451
                                                                                                   58,408 (a)
Deferred financing costs, net     1,790         302                       200(b)        502          (502)(b)      3,790
                                                                                                    2,000 (b)
Other assets...............       3,711       6,077            30         150(d)      6,257                        9,986
                               ------------ ------------- --------    ------------- ---------    -------------- -------------

    Total assets...........    $184,045     $41,597        $1,564      $8,990       $52,151       $42,885       $279,081
                               ============ ============= ========    ============= =========    ============== =============

LIABILITIES AND STOCK-
  HOLDERS' EQUITY
Current liabilities:
  Accounts payable and
  accrued                       $15,807     $12,473          $652      $  200(a)    $13,325        $2,500 (c)    $31,632
    expenses...............
  Current portion of
  long-term                       9,267       1,943                                   1,943       (11,043)(b)        167
    debt...................
  Revolving credit facility                                                                         3,728 (b)      3,728
  Income taxes payable.....       1,122                                                                            1,122
                               ------------ ------------- --------    ------------- ---------    -------------- -------------
    Total current liabilities    26,196      14,416           652         200        15,268        (4,815)        36,649

Long-term debt, less current
  portion..................      55,630      17,131           152       2,500(a)     19,783       (75,413)(b)
  Term Loan A..............                                                                        75,000 (b)     75,000
Term Loan B................                                                                        55,000 (b)     55,000
Seller Notes...............                                             1,200(a)      1,200        10,000 (a)     10,000
                                                                                                   (1,200)(b)
Other liabilities..........       2,742          63                       150(d)        213                        2,955
Deferred income taxes......       1,221                                                                            1,221
                                                                      -------------              -------------- -------------
                               ------------ ------------- --------                  ---------
    Total liabilities......      85,789      31,610           804       4,050        36,464        58,572        180,825
                               ------------ ------------- --------    ------------- ---------    -------------- -------------

Commitments and contingencies
Mandatory Redemption Series A
  Preferred Stock..........                  25,777                                  25,277       (25,277)(b)

Stockholders' equity:
  Preferred stock - no shares
   issued
                                                                          (19)(a)
   Common stock............         136           4            19           6 (a)        10           (29)(b)        136
  Additional paid-in capital     85,793       1,429                     5,694 (a)     7,123        (7,123)(b)     85,793
  Retained earnings........      12,602     (16,723)          741        (741)(a)   (16,723)       16,742 (b)     12,602
                               ------------ ------------- --------    ------------- ---------    -------------- -------------
                                 98,531     (15,290)          760       4,940        (9,590)        9,590         98,531
  Less:  treasury stock, at
   cost....................         275                                                                              275
                               ------------ ------------- --------    ------------- ---------    -------------- -------------
    Total stockholders'          98,256     (15,290)          760       4,940        (9,590)        9,590         98,256
     equity................
                               ------------ ------------- --------    ------------- ---------    -------------- -------------

    Total liabilities and
     stockholders' equity..    $184,045     $41,597        $1,564      $8,990       $52,151       $42,885       $279,081


See notes to unaudited pro forma combined consolidated financial information.

Pro Forma Balance Sheet Adjustments



Note 1 - Sahara Acquisition

(a) On January 12, 1999, NNG acquired all of the common stock of Sahara in a business combination accounted for as a purchase. The purchase price consisted of $5.5 million in cash (of which $.3 million was paid in December 1998), plus $.2 million of transaction costs, the issuance of a $.8 million promissory note (bearing interest at prime, 7.75%) and the issuance of a $.4 million convertible note (bearing interest at prime, 7.75%). The cash portion of the purchase price was funded by an equity infusion by one of NNG's principal shareholders immediately prior to the Sahara transaction. Such equity infusion amounted to $5.7 million in exchange for common stock of NNG. In addition, on January 12, 1999, NNG borrowed $2.5 million from its bank under an amended term loan agreement.

     In connection with Hain's pending acquisition of NNG, all indebtedness, including that described above, will be paid at closing by NNG.

(b) Represents the financing costs associated with the increase in term loan of $2.5 million.

(c) Represents the adjustment to record the excess of the estimated purchase price over the net assets acquired in connection with this acquisition amounting to $6.14 million.

(d) Represents the value assigned to the noncompete agreement entered into with the former owner of Sahara.

Note 2 - NNG Acquisition

(a) Adjustment to record the excess of the estimated purchase price over the net assets acquired in connection with this acquisition of $58.4 million, after elimination of NNG's pro forma goodwill of $15.02 million. A portion of the financing for this acquisition was done through the issuance of a $10 million convertible promissory note bearing interest at 7%.

(b) Adjustment to record the elimination of the equity (including $25.3 million mandatory redemption Series A preferred stock) of NNG of $15.7 million, the NNG debt of $22.9 million (including $.5 million of debt issuance costs) not assumed by Hain, and elimination of the Company's existing current and long term debt of $64.9 million. Adjustment to record the proceeds used under the Company's $160 million Senior Secured loan facility, net of available excess cash. The Company incurred approximately $2.0 million of financing costs associated with this new loan facility.

(c) Adjustment for estimated transaction costs (other than financing costs), including but not limited to, legal and accounting fees, due diligence services and other costs.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)


                                                        Pro Forma        Pro Forma
                                                       as Adjusted          NNG                             Pro Forma
                                                           for          as Adjusted                        as Adjusted
                                                        Companies           for              NNG               for
                                                         Acquired         Sahara          Pro Forma            NNG
                                                       July 1, 1998     Acquisition      Adjustments      Acquisitions
                                                     (from page F-29)  (from page F-31)    (note 4)


Net sales.....................................           $173,249          $74,043                           $247,292
Cost of sales.................................            105,513           45,696                            151,209
                                                     ----------------- -------------- ------------ ----- ----------------
Gross profit..................................             67,736           28,347                             96,083
                                                     ----------------- -------------- ------------ ----- ----------------

Management fees and restructuring expenses....                               6,943                              6,943
Selling, general and administrative expenses..             48,340           25,796                             74,136
Depreciation of property and equipment........                565              861                              1,426

                                                                                           $(365)  (18)          (365)
Amortization of goodwill and other intangibles              3,276              616         1,460   (19)         5,352
                                                     ----------------- -------------- ------------ ----- ----------------
                                                           52,181           34,216         1,095               87,492
                                                     ----------------- -------------- ------------ ----- ----------------

Operating income (loss).......................             15,555           (5,869)       (1,095)               8,591
                                                     ----------------- -------------- ------------ ----- ----------------

                                                                                          (7,740)  (20)
Interest expense..............................              5,658            2,082        11,219   (21)        11,219
Amortization of deferred financing costs......
                                                              469               88           312   (22)           869
                                                     ----------------- -------------- ------------ ----- ----------------
                                                            6,127            2,170         3,791               12,088
                                                     ----------------- -------------- ------------ ----- ----------------

Income(loss) before income taxes..............              9,428           (8,039)       (4,886)              (3,497)
                                                                                 0
Provision for income taxes....................              4,148           (2,580)       (1,219)  (23)           349
                                                     ----------------- -------------- ------------ ----- ----------------

Income (loss) from continuing
   operations.................................             $5,280          $(5,459)      $(3,667)             $(3,846)
                                                     ================= ============== ============ ===== ================

Earnings (loss) per common share from
   continuing operations

    Basic.....................................             $0.44                                              ($0.32)
                                                     =================                                   ================
    Diluted...................................             $0.39                                                (a)
                                                     =================                                   ================

Common equivalent shares weighted:

   Basic......................................             11,985                                              11,895
   Diluted....................................             13,609



See notes to unaudited pro forma combined consolidated financial information.

(a) Diluted loss per common share from continuing operations is not shown as such would be anti-dilutive.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)


                                                                                                            Pro Forma
                                                        Pro Forma                          Companies       as Adjusted
                                                       as Adjusted        Companies        Acquired            for
                                                           for            Acquired       July 1, 1998       Companies
                                                         Westbrae       July 1, 1998       Pro Forma        Acquired
                                                       Acquisition       Historical       Adjustments     July 1, 1998
                                                     (from page F-30)                      (note 2)      (to page F-28)


Net sales.....................................          $114,892            $58,357                           $173,249
Cost of sales.................................            68,043             37,470                            105,513
                                                     ----------------- ---------------- ---------------- ----------------
Gross profit..................................            46,849             20,887                             67,736
                                                     ----------------- ---------------- ---------------- ----------------

Management fees and restructuring expenses....                                1,479     $(1,479)(7)
   Selling, general and administrative
   expenses...................................            33,822             14,518                             48,340
Depreciation of property and equipment........               257              1,333      (1,025)(8)                565

                                                                                           (138)(9)
Amortization of goodwill and other intangibles             1,393                139       1,882(10)              3,276
                                                     ----------------- ---------------- ---------------- ----------------
                                                          35,472             17,469        (760)                52,181
                                                     ----------------- ---------------- ---------------- ----------------

Operating income..............................            11,377              3,418         760                 15,555
                                                     ----------------- ---------------- ---------------- ----------------

                                                                                        (1,518)(11)
Interest expense..............................             2,606              1,518      3,052 (12)              5,658
Write-off of deferred loan
   financing fees.............................                                  560       (560)(13)
   Amortization of deferred financing costs...               469                                                   469
                                                     ----------------- ---------------- ---------------- ----------------
                                                           3,075              2,078        974                   6,127
                                                     ----------------- ---------------- ---------------- ----------------

Income(loss) before income taxes..............             8,302              1,340       (214)                  9,428

Provision for income taxes....................             3,427                979       (258)(14)              4,148
                                                     ----------------- ---------------- ---------------- ----------------

Income  from continuing
   operations.................................            $4,875               $361        $44                  $5,280
                                                     ================= ================ ================ ================

Earnings per common share from
   continuing operations
    Basic.....................................            $0.47                                                $0.44
                                                     =================                                   ================
    Diluted...................................            $0.41                                                $0.39
                                                     =================                                   ================

Common equivalent shares weighted:
   Basic......................................            10,269                                                11,985
   Diluted....................................            11,893                                                13,609


             See notes to unaudited pro forma combined consolidated
                             financial information.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)



                                                                          Westbrae                          Pro Forma
                                                                      July 1, 1997 to                      as Adjusted
                                                                        October 13,         Westbrae           for
                                                          Hain              1997            Pro Forma        Westbrae
                                                       Historical        Historical        Adjustments     Acquisition
                                                                                            (note 1)      (to page F-29)

Net sales.....................................          $104,253           $10,639                            $114,892
Cost of sales.................................            61,797             6,246                              68,043
                                                     --------------- ------------------- ---------------- ---------------
Gross profit..................................            42,456             4,393                              46,849
                                                     --------------- ------------------- ---------------- ---------------

Management fees and restructuring expenses....
   Selling, general and administrative
   expenses...................................            30,402             3,706         $(286)(1)            33,822
Depreciation of property and equipment........
                                                             257                                                   257

                                                                                             (54)(2)
Amortization of goodwill and other intangibles             1,311                             136 (3)             1,393
                                                     --------------- ------------------- ---------------- ---------------
                                                          31,970             3,706          (204)               35,472
                                                     --------------- ------------------- ---------------- ---------------

Operating income..............................            10,486               687           204                11,377
                                                     --------------- ------------------- ---------------- ---------------


Interest expense..............................             2,128                31           447 (4)             2,606
Amortization of deferred financing costs......               474                              (5)(5)               469
                                                     --------------- ------------------- ---------------- ---------------
                                                           2,602                31           442                 3,075
                                                     --------------- ------------------- ---------------- ---------------

Income(loss) before income taxes..............             7,884               656          (238)                8,302

Provision for income taxes....................             3,250                31           146 (6)             3,427
                                                     --------------- ------------------- ---------------- ---------------

Income (loss) from continuing
   operations.................................            $4,634              $625         $(384)               $4,875
                                                     =============== =================== ================ ===============

Earnings per common share from
   continuing operations
    Basic.....................................            $0.45                                                 $0.47
                                                                                                          ===============
                                                     ===============
    Diluted...................................            $0.39                                                 $0.41
                                                     ===============                                      ===============

Common equivalent shares weighted:
   Basic......................................            10,269                                                10,269
   Diluted....................................            11,893                                                11,893


             See notes to unaudited pro forma combined consolidated
                             financial information.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                        For the Year Ended June 30, 1998
                 Amounts in thousands, except per share amounts.
                                   (Unaudited)
                                   (continued)


                                                                                                         Pro Forma NNG
                                                                                                          as Adjusted
                                                                                           Sahara             for
                                                           NNG            Sahara         Pro Forma          Sahara
                                                       Historical       Historical      Acquisitions     Acquisitions
                                                                                          (note 3)      (to page F-28)

Net sales.....................................           $68,660          $5,383                             $74,043
Cost of sales.................................            42,723           2,973                              45,696
                                                     ---------------- --------------- ----------------- ----------------
Gross profit..................................            25,937           2,410                              28,347
                                                     ---------------- --------------- ----------------- ----------------

Management fees and restructuring expenses....             6,943                                               6,943
Selling, general and administrative expenses..
                                                          23,362           2,434                              25,796
Depreciation of property and equipment........               851              10                                 861
Amortization of goodwill and other intangibles               462                          $154 (15)              616
                                                     ---------------- --------------- ----------------- ----------------
                                                          31,618           2,444           154                34,216
                                                     ---------------- --------------- ----------------- ----------------

Operating income (loss).......................            (5,681)            (34)         (154)               (5,869)
                                                     ---------------- --------------- ----------------- ----------------


Interest expense..............................             1,789                           293 (16)            2,082
Amortization of deferred financing costs......                48                            40 (17)               88
                                                     ---------------- --------------- ----------------- ----------------
                                                           1,837                           333                 2,170
                                                     ---------------- --------------- ----------------- ----------------

Loss before income taxes......................            (7,518)            (34)         (487)               (8,039)

Provision for income taxes....................            (2,580)                                             (2,580)
                                                     ---------------- --------------- ----------------- ----------------

Loss from continuing operations...............           $(4,938)           $(34)        $(487)              $(5,459)
                                                     ================ =============== ================= ================


             See notes to unaudited pro forma combined consolidated
                             financial information.

                   THE HAIN FOOD GROUP, INC. AND SUBSIDIARIES
             PRO FORMA COMBINED CONSOLIDATED STATEMENT OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1998
                 Amounts in thousands except per Share Amounts.
                                   (Unaudited)


                                                                                     Combined                         Pro Forma
                                                                                     Pro Forma                       as Adjusted
                                                                       Sahara       as Adjusted         NNG              for
                                          Historical                  Pro-Forma     for Sahara       Pro Forma           NNG
                                 Hain          NNG        Sahara     Adjustments    Acquisition     Adjustments     Acquisitions
                                                                      (note 3)                        (note 4)

Net sales.............          $94,098      $34,592       $3,110                      $37,702                         $131,800

Cost of sales.........           57,080       21,859        1,856                       23,715                           80,795
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Gross profit..........           37,018       12,733        1,254                       13,987                           51,005
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Selling, general and
   administrative
   expenses...........           24,783       11,691        1,325                       13,016                           37,799
Depreciation of
   property and
   equipment..........              314          421           10                          431                              745
Amortization of
   goodwill and other                                                                             $ (192)(18)              (192)
   intangible assets..            1,702          384                     77(15)            461       730 (19)             2,893
Restructuring and
   Other charges......                           730                                       730                              730
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------
                                 26,799       13,226        1,335        77                            538               41,975
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Operating income
   (loss).............           10,219         (493)         (81)      (77)              (651)       (538)               9,030
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Interest expense, net.            2,412          815                    147(16)            962       5,610 (21)           5,487
Amortization of
   deferred financing
   costs..............              163           24                     20(17)             44         156 (22)             363
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------
                                  2,575          839                    167              1,006       2,269                5,850
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Income(loss) before               7,644       (1,332)         (81)     (244)            (1,657)     (2,807)               3,180
   income taxes.......

Provision for income              3,325        4,136           29                        4,165      (5,394)(23)           2,096
   taxes..............
                             ------------- ------------- ---------- -------------- -------------- ----------------- --------------

Net income (loss).....           $4,319      $(5,468)       $(110)    $(244)           $(5,822)     $2,586               $1,083
                             ============= ============= ========== ============== ============== ================= ==============

Earnings Per Common
   Share:

   Basic..............           $0.32                                                                                  $0.08
                             =============
                                                                                                                    ==============
   Diluted............           $0.28                                                                                  $0.07
                             =============                                                                          ==============

Common equivalent shares weighted:

   Basic..............           13,429                                                                                  13,429
   Diluted............           15,402                                                                                  15,402


Pro Forma Combined Consolidated Financial Information

Pro Forma Statement of Operations Adjustments:

Note 1 - Westbrae Acquisition:

General

     On October 14, 1997, the Company completed the acquisition of Westbrae in a transaction that has been accounted for as a purchase. The cost of the acquisition (including transaction costs) amounted to approximately $24 million, plus the repayment of Westbrae debt of $2.1 million. To finance this acquisition, the Company repaid its existing credit facility with IBJ Whitehall Bank & Trust Company ("IBJ") with IBJ providing for a then new $30 million senior term loan and a $10 million revolving credit facility.

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(1) Adjustment to give effect to the reduction of certain costs and expenses associated with the elimination of the principal corporate office of Westbrae.

(2)  Elimination of Westbrae historical amortization of goodwill.

(3) Goodwill amortization with respect to goodwill acquired in the acquisition of Westbrae.

(4) Increase in interest costs resulting from the financing of the Westbrae acquisition.

(5) Adjustment of amortization of financing costs resulting from the New Credit Facility.

(6) Adjustment to historical provision for income taxes to eliminate the effect of net operating loss carryforwards utilized by Westbrae and to adjust taxes to the expected effective tax rate following acquisition.

Note 2 - Acquired Companies

General

     On July 1, 1998, the Company acquired the following businesses and brands from the Shansby Group and other investors: Arrowhead Mills, Inc., DeBoles Nutritional Foods, Dana Alexander, Inc. (Terra Chips) and Garden of Eatin', Inc. ("Companies Acquired July 1, 1998") in a transaction that has been accounted for as a purchase. The purchase price was $80 million, less the assumption of approximately $20 million of debt. Approximately $40 million of the purchase price was paid by the issuance of 1,716 million shares of the Company's Common Stock. The Company borrowed approximately $40 million under a New Credit Facility with IBJ to fund the cash portion of the purchase price and to repay the $20 million of existing debt of the Acquired Companies.

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(7) Elimination of management fees paid to former owners and restructuring expenses incurred under prior ownership that will not be recurring following the acquisition.

(8) Adjustment of depreciation expense based on revaluation of fixed assets of the Acquired Companies.

(9)  Elimination of historical goodwill amortization of the Acquired Companies.

(10) Goodwill amortization arising from the acquisition of the Acquired
     Companies.

(11) Elimination of historical interest expense of the Acquired Companies.

(12) Adjustment of historical interest expense to reflect the additional long-term debt that will be incurred in connection with the acquisition of the Acquired Companies.

(13) Elimination of the write-off of deferred financing costs applicable to debt of the acquired companies paid off at the closing of the acquisition.

(14) Adjustment of income taxes to give effect to the pro forma pretax adjustments, and to adjust for the expected effective income tax rate following acquisition.

Note 3 - Sahara Acquisition

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(15) Goodwill amortization with respect to goodwill acquired in the acquisition of Sahara for the year ended June 30, 1998 and six months ended December 31, 1998.

(16) Increase in interest cost resulting from the increased proceeds of the NNG term loan and issuance of the promissory note in connection with the acquisition of Sahara for the year ended June 30, 1998 and six months ended December 31, 1998.

(17) Reflects the adjustment to record the increased amortization associated with NNG's financing costs on its increased term loan for the year ended June 30, 1998 and six months ended December 31, 1998.

Note 4 - NNG Acquisition

     Details of the pro forma adjustments relating to this acquisition and the financing are set forth below.

(18) Elimination of NNG pro forma combined historical amortization expense of goodwill for the year ended June 30, 1998 and six months ended December 31, 1998.

(19) Goodwill amortization arising from the NNG acquisition (assuming a 40 year life) for the year ended June 30, 1998 and six months ended December 31, 1998.

(20) Elimination of historical interest expense of all acquired companies for the year ended June 30, 1998 and for the six months ended December 31, 1998.

(21) Adjustment of historical interest expense to reflect the new revolving credit facility, long term debt and convertible note issued in connection with the NNG acquisition for the year ended June 30, 1998 and six months ended December 31, 1998.

(22) Reflects the adjustment to record the increased amortization associated with the Company's financing costs on its new senior secured facility offset by the elimination of NNG's financing cost amortization for the year ended June 30, 1998 and six months ended December 31, 1998.

(23) Adjustment of income taxes to give effect to the pro forma pre-tax adjustments, and to adjust for the expected effective income tax rate following the acquisition for the year ended June 30, 1998 and for the six months ended December 31, 1998.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                THE HAIN FOOD GROUP, INC.


Dated:  April 27, 1999          By:  /s/ Gary M. Jacobs
                                     --------------------------
                                 Gary M. Jacobs
                                 Chief Financial Officer

                                  EXHIBIT INDEX


Number              Description

 (2.1) Agreement and Plan of Merger by and among The Hain Food Group, Inc. Hain Acquisition Corp. and Natural Nutrition Group, Inc. dated April 6, 1999.

 (4.1)    Form of Convertible Note.